Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 filed on June 24, 2015) pertaining to the Hornbeck Offshore Services, Inc. 2005 Employee Stock Purchase Plan of our reports dated February 25, 2015 with respect to the consolidated financial statements of Hornbeck Offshore Services, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Hornbeck Offshore Services, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
New Orleans, Louisiana
June 24, 2015